Exhibit (h)

CERTAIN INFORMATION RELATING TO KFW’S DEBT SECURITIES

The following information relates to certain U.S. federal income tax consequences of owning the securities described in KfW’s prospectus dated August 9, 2012 and supplements the disclosure under the caption “United States Taxation” set forth in that prospectus.

Additional Information on United States Taxation

Recent administrative guidance provides that Foreign Account Tax Compliance Act (“FATCA”) withholding as described in the prospectus under “United States Taxation—Foreign Account Tax Compliance Withholding” will generally not apply to obligations that are issued prior to July 1, 2014. Therefore, notes issued before July 1, 2014 will not be subject to FATCA withholding. In addition, the United States and Germany have signed an intergovernmental agreement (the “IGA”) to implement FATCA. Subject to the German government’s implementation of the IGA, KfW anticipates that it will be treated as a “Non-Reporting German Financial Institution” and an “exempt beneficial owner” under the IGA. Therefore, FATCA withholding generally will not apply to the notes.